Exhibit 99.1




Ridgefield Acquisition Corp. Declares a Return on Capital distribution of $0.60 per share.

Boca Raton, FL (Business Wire) April 14, 2011 Ridgefield Acquisition Corp. (OTC
BB: RDGA) - announced today that the Board of Directors of Ridgefield Acquisition Corp. declared a Return on Capital distribution of $0.60 per share. The distribution is payable to all stockholders of record as of April 15, 2011. The payment date of the distribution is May 4, 2011.

About Ridgefield Acquisition Corp.

Ridgefield Acquisition Corp., a Nevada corporation, whose securities are traded on the Over-the-Counter Bulletin Board, is primarily engaged in seeking to arrange for a merger, acquisition, business combination or other arrangement by and between the Company and a viable operating entity. For additional information concerning the Company, as well as the risks associated with an investment in the Company, readers are referred to the Company's Annual Report on Form 10-K for the year ended December 31, 2010.


For Information Please Contact:                     Steven N. Bronson, President
                                                    Ridgefield Acquisition Corp.
                                                    Tel. No. (561) 362-5385